As Filed with the Securities and Exchange Commission on August 11, 2008

Registration No.333-[—]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CHINA MEDICAL TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 24 Yong Chang North Road

Beijing Economic-Technological Development Area

Beijing 100176

People’s Republic of China

(8610) 6787-4694

(Address and telephone number of Registrant’s principal executive office)

CT Corporation System

111 Eight Avenue, 13th Floor

New York, NY 10011

(212) 894-8940

(Name, address, and telephone number for agent of service)

Copies to:

Leiming Chen

Simpson Thacher & Bartlett LLP

ICBC Tower, 35th Floor

3 Garden Road, Central,

Hong Kong SAR, China

(852) 2514-7600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (3)	Proposed Maximum Aggregate Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Ordinary shares, par value US$0.10 per share (1)(2)	—	—	—	—
Preferred shares	—	—	—	—
Debt securities	—	—	—	—
Warrants	—	—	—	—

(1)	Includes (i) ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purposes of sales outside of the United States.
(2)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-126663). Each ADS represents ten ordinary shares.
(3)	An indeterminate aggregate number of securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

PROSPECTUS

China Medical Technologies Inc.

ORDINARY SHARES

PREFERRED SHARES

DEBT SECURITIES

WARRANTS

We may offer and sell in any combination from time to time in one or more offerings ordinary shares, preferred shares, debt securities or warrants. The debt securities and warrants may be convertible into or exercisable or exchangeable for our ordinary shares, preferred shares, depository shares or our other securities. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

We may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

Investing in our securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

We may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. See “Underwriting.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

August 11, 2008

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•

“China Medical,” “CMED,” “we,” “us” “our” and “our company” refer to China Medical Technologies, Inc., a company incorporated in the Cayman Islands, its predecessor and wholly owned subsidiary, Beijing Yuande Bio-Medical Engineering Co., Ltd., or YDME Beijing, and all other direct and indirect consolidated subsidiaries of China Medical Technologies, Inc., unless the context otherwise requires or as otherwise indicates;

•	“ADRs” are to the American depositary receipts, which, if issued, evidence our ADSs;

•	“ADSs” are to our American depositary shares, each of which represents 10 ordinary shares;

•	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“shares” and “ordinary shares” are to our ordinary shares, par value US$0.10 per share; and

•	“US$” and “U.S. dollars” are to the legal currency of the United States.

This prospectus is part of an “automatic shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of our ordinary shares, preferred shares, debt securities and warrants from time to time and in one or more offerings. This prospectus only provides you with a summary description of our ordinary shares. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered (if other than ordinary shares and ADSs) and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file reports and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Our web site address is http://www.chinameditech.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	Our Annual Report on Form 20-F for the fiscal year ended March 31, 2008 filed with the SEC on June 27, 2008.

•

With respect to each offering of securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

No. 24 Yong Chang North Road

Beijing Economic-Technological Development Area

Beijing 100176, People’s Republic of China

Telephone number (8610) 6787-1166

Attention: Chief Financial Officer

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain “forward-looking” statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, which refer to future events and trends, identify forward-looking statements. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read this prospectus, any accompanying prospectus supplement and any other document that we incorporate by reference herein and therein completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

OUR COMPANY

We are a leading China-based medical device company that develops, manufactures and markets advanced immunoassay and molecular diagnostic IVD products utilizing enhanced chemiluminescence immunoassay technology and fluorescence in situ hybridization technology. Our IVD products are used to detect and monitor various diseases and disorders through laboratory evaluation and analysis of blood, urine or other body fluids. In addition, we develop, manufacture and market a therapeutic system which uses high intensity focused ultrasound, or HIFU, for the non-invasive treatment of solid cancers and benign tumors.

Our ECLIA system, which consists of reagent kits and an ECLIA analyzer, is an IVD system based on enhanced chemiluminescence immunoassay technology we acquired in August 2004. The ECLIA system is a type of IVD system commonly used in the United States and Western Europe, but is relatively new in China. Our ECLIA system is a “closed” system in that only our ECLIA reagent kits can be used with our ECLIA analyzer and our ECLIA analyzer can only be used with our ECLIA reagent kits. We had sold over 3,000 units of our ECLIA analyzer as of March 31, 2008. We currently offer 74 types of reagent kits for use with our ECLIA analyzers. These reagent kits are used to detect various thyroid disorders, diabetes, hepatitis, Down Syndrome, liver fibrosis, disorders related to reproduction and growth and various types of tumors, as well as to assess the effect of digoxin, a widely used drug for the treatment of heart failure.

Our FISH probes are molecular diagnostic IVD reagents used with FISH imaging analysis systems for the prenatal and postnatal diagnosis of various genetic diseases and for the early detection and prognosis of various cancers. FISH technology enables medical practitioners to visualize and locate DNA sequences in human cells for identifying chromosomal abnormalities. Although widely used in hospitals in the United States and Western Europe, FISH technology is relatively new to the China market. We acquired our FISH technology in March 2007 and began marketing and selling FISH products in June 2007. We currently offer 35 FISH probes that are used to detect various genetic syndromes and cancers including breast cancer, bladder cancer, cervical cancer, leukemia and multiple myeloma. Our FISH probes can be used with the FISH imaging analysis system, which can be purchased either directly from system manufacturers or from us.

Our HIFU therapy system is an ultrasound-guided, ultrasound energy ablation system used for the non-invasive treatment of solid tumors. Our proprietary designs enable our system to treat a wide range of tumors, many of which cannot be treated with other HIFU therapy devices currently available in the market. Our HIFU therapy system is SFDA-approved to treat liver, breast and kidney tumors, solid tumors in the pelvic cavity or on bone and tumors in the four limbs or superficial tissues. Treatments using our system are performed without anesthesia and do not cause significant discomfort, skin-burn or hemorrhage. We acquired our HIFU technology in November 1999 and had sold over 425 units of our HIFU therapy system as of March 31, 2008.

We have significant experience and demonstrated ability in identifying, acquiring and commercializing medical technologies with significant market potential. We have acquired HIFU, ECLIA and FISH technology platforms, successfully integrated these technologies into our existing operations and developed and marketed products utilizing these technologies.

We sell our ECLIA reagent kits and analyzers solely through distributors, who mainly target small to medium-sized hospitals. As our ECLIA system is a “closed” system, we believe that a large installed base of our ECLIA analyzers will enable us to derive a steady source of recurring revenue from sales of our reagent kits. In April 2008, in order to further expand the installed base of our ECLIA analyzers and to derive additional recurring revenue from sales of our reagent kits, we introduced an ECLIA reagent rental program, under which we provide our ECLIA analyzers free of charge to hospitals with certain diagnostic volumes to promote the sales of our reagent kits. Our FISH products are marketed and sold through our own sales force, who mainly target large hospitals. We had 125 sales and marketing employees as of March 31, 2008. We sell our HIFU therapy system primarily through distributors with a small percentage of sales made directly to hospitals.

Our Strengths

We believe that our principal competitive strengths include the following:

•	a leader in the Chinese immunoassay and molecular diagnostic IVD market, offering IVD products including our ECLIA system and FISH probes;

•	a leader in HIFU technology for tumor treatment;

•	strong research and development capabilities and commitment to our research and development efforts;

•	low manufacturing and operating costs; and

•	demonstrated ability to identify, acquire and commercialize medical technologies with significant market potential.

Our Strategies

We intend to continue to grow our business through the following strategies:

•	increase recurring revenue through developing and selling new ECLIA reagent kits, increasing the usage of our ECLIA reagent kits in hospitals and expanding the installed base of our ECLIA analyzers;

•

increase recurring revenue from sales of our FISH probes by expanding our direct sales force targeting large hospitals, promoting the adoption of FISH technology and developing new FISH probes with large market potential;

•	increase market penetration of our HIFU therapy system in China;

•	maintain our technological advantage through focused research and development; and

•	selectively acquire complementary products or technologies with significant market potential.

Our Challenges

The success of our business is subject to risks and uncertainties, including the following:

•	our possible failure in sustaining and expanding the market for our ECLIA system and FISH products;

•	possible reduction in, or our possible failure to increase, revenues from our ECLIA system, FISH products and HIFU therapy system;

•

our potential inability to increase awareness and acceptance of our HIFU therapy system in the medical community and among patients, combined with the uncertainties regarding the long-term effectiveness of HIFU medical devices for tumor treatment;

•

our failure to protect our intellectual property rights and our exposure to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs; and

•	increased costs, possible failure and other uncertainties relating to potential acquisitions of new products or technologies.

Our Products and Solutions

ECLIA System

Our ECLIA system, which consists of reagent kits and an ECLIA analyzer, is a “closed” IVD system based on enhanced chemiluminescence immunoassay technology we acquired in August 2004.

To perform a test using our ECLIA system, an ECLIA reagent is mixed with a sample of body fluid from the patient in a microplate provided in our reagent kit. The mixture reacts and emits light, which is measured and analyzed by the ECLIA analyzer. The result is compared with the reference ranges for the particular reagent in order to reach a diagnosis. Our ECLIA analyzer is a sensitive, accurate, low cost and simple-to-use IVD device capable of detecting minute levels of light triggered by combining reagents with body fluid samples to produce diagnostic results. We have developed several technologies that make our photon counter, a key component of our ECLIA analyzer, more sensitive and accurate. Our ECLIA analyzer uses our proprietary technology to analyze and organize the information produced and contains encryption codes that prevent users from conducting tests with reagents produced by other manufacturers.

We increasingly derive more revenue from recurring sales of ECLIA reagent kits. In April 2008, in order to further expand the installed base of our ECLIA analyzers and increase recurring revenue from sales of reagent kits, we introduced a new ECLIA reagent rental program, under which we provide our ECLIA analyzers free of charge to hospitals with certain diagnostic volumes to promote the sales of our ECLIA reagent kits.

We currently offer 74 types of reagent kits for detecting and monitoring various types of diseases and disorders, including thyroid disorders, diabetes, hepatitis, and disorders related to reproduction and growth, severe acute respiratory syndrome, or SARS, Down Syndrome, liver fibrosis and various types of tumors. We are also developing reagents for other applications such as infertility disorders, HIV, hepatitis C and cardiac diseases. The following table sets out the major clinical applications of our reagent kits:

Type of Test	Numbers of Reagent Kits	Description
Anemia	1	To evaluate levels of serum ferritin in diagnosing iron deficiency anemia.
Cardiac diseases	1	To test the effectiveness of digoxin, a widely used drug for treatment of heart failure.
Growth disorder	1	Early diagnosis, identification and prognosis evaluation of problems relating to growth and development.
Hepatitis B	10	Basic tests hospitals perform to test for hepatitis B.
Infertility	7	To test for the sterility caused by the malfunction of immune system.
Liver fibrosis	4	Main tests performed by hospitals for evaluating the presence and degree of liver fibrosis.
Metabolic function (including diabetes)	4	To test insulin and C-Peptide levels, two common indications of diabetes and to test for and monitor diabetes where insulin and C-Peptide levels may not be a reliable indicator.
Other viruses	10	To test for the infection of other viruses including the five viruses that could cause the fetal malformation if infected during pregnancy.
Reproductive endocrinology	18	Main tests performed by hospitals to evaluate the functions of the female and male reproductive organs as well as tests to assess Down Syndrome

Type of Test	Numbers of Reagent Kits	Description
SARS	1	To test for SARS, an atypical pneumonia of unknown etiology recognized in February 2003 in China, Taiwan, Hong Kong, Singapore and certain other regions in the world.
Thyroid disorders	7	The basic tests hospitals perform to evaluate the functions of a patient’s thyroid gland.
Tumors	10	To detect the following types of tumors: breast; colon; intestine; kidney; liver; lung; ovary; pancreas; prostate and stomach.

FISH Probes and FISH Imaging Analysis System

Our FISH probes are molecular diagnostic IVD reagents used with FISH imaging analysis systems for the prenatal and postnatal diagnosis of various genetic diseases and for the early detection and prognosis of various cancers.

To perform a FISH test, a specific FISH probe is mixed with a sample of patient body fluid or tissue so that the probe can hybridize with its complementary target DNA in the patient’s cells. Once hybridized, the fluorescent fragments on the FISH probe will show precisely where the target DNA lies along the patient’s chromosomes. Under the fluorescent microscope, which is a key component of the FISH imaging analysis system, the medical practitioners examine the labeled sample, check the quality of the fluorescent signals, analyze the findings and record the areas for analysis. These fluorescent images are captured and saved on the computer for further analysis by the imaging analysis system if needed.

We currently offer 35 types of FISH probes. The following table sets out the major clinical applications of these FISH probes:

Application	Numbers of Probes	Description
Bladder cancer	4	An advanced approach for early detection and monitoring the course of bladder cancer.
Breast cancer	2	An effective tool to guide treatment. Mostly used to determine whether a breast cancer patient is suitable for receiving Herceptin therapy.
Cervical cancer	2	An effective tool for early diagnosis of cervical cancer and for prediction of the risk of developing cervical cancer.
Leukemia	15	For diagnosis and prognosis of various leukemias and multiple myeloma.
Prenatal and postnatal	6	For detecting Trisomy 21, Trisomy 18, Trisomy 13, Turner syndrome, Trisomy X, XYY syndrome, DiGeorge syndrome, triploidy.
Prostate cancer	6	An effective approach for early diagnosis of prostate cancer.

HIFU Therapy System

Our HIFU therapy system is an ultrasound-guided, ultrasound energy ablation system that is used for the non-invasive treatment of solid tumors. Our system is designed to destroy tumors by using HIFU waves to instantly raise the temperature of the targeted tumor tissue to between 60° C and 70° C (140° F and 158° F). Our proprietary designs enable our system to treat a wide range of tumors, many of which cannot be treated with other HIFU therapy devices currently available in the market. Our HIFU therapy system is SFDA-approved to treat liver, breast and kidney tumors, solid tumors in the pelvic cavity or on bone and tumors in the four limbs or superficial tissues. Treatments using our system are performed without anesthesia and do not cause significant discomfort, skin-burn or hemorrhage. We acquired our HIFU technology in November 1999 and had sold over 425 units of our HIFU therapy system as of March 31, 2008.

We launched our third-generation two-transducer HIFU therapy system in October 2006. This model is equipped with our proprietary non-invasive ultrasound temperature measuring technology that can collect real time temperature data through acoustic signals generated by the ultrasound waves used for treatment. As the amount of ultrasound energy required to achieve the destruction of tumor tissues can vary with the location of the tumor and the specific characteristics of the tumor tissues to be treated, real time temperature data allows the physician to adjust and more precisely achieve target temperature and provides the physician with more control over the treatment process and outcome. In addition, our third-generation HIFU therapy system enables the patients to be treated while lying down or sitting so that tumors in more locations in the body can be targeted and treated.

Summary Consolidated Financial Data

You should read the summary consolidated financial data set forth below in conjunction with the audited consolidated financial statements and related notes included in the Annual Report on Form 20-F for the fiscal year ended March 31, 2008. The summary consolidated statement of income data (other than ADS data and weighted average number of shares outstanding) for the fiscal years ended March 31, 2006, 2007 and 2008 and the summary consolidated balance sheet data as of March 31, 2007 and 2008 have been derived from our audited consolidated financial statements. Our consolidated financial statements are prepared and presented in accordance with the United States Generally Accepted Accounting Principles, or U.S. GAAP. Our historical results do not necessarily indicate our results expected for any future periods.

	Year ended March 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
	(in thousands, except for number of shares, per share and per ADS data)
Summary Consolidated Statement of Income Data:
Revenues	371,767	546,970	915,738	130,596
Gross profit	261,273	395,356	569,302	81,190
Operating income	193,263	290,271	423,952	60,461
Other income (expense)	23,838	29,541	(20,533)	(2,928)
Earnings before income taxes	217,101	319,812	403,419	57,533
Income tax expense	(18,088)	(30,094)	(78,197)	(11,152)
Net income	199,013	289,718	325,222	46,381
Earnings per share(1)
Basic	0.81	1.08	1.24	1.80
Diluted	0.81	1.07	1.20	1.70
Earnings per ADS (basic and diluted)(2)
Basic	8.10	10.80	12.40	1.80
Diluted	8.10	10.70	12.00	1.70
Dividend declared per share	—	—	0.30
Weighted average number of shares outstanding
Basic	246,878,001	269,232,171	262,218,999	262,218,999
Diluted	247,163,001	286,979,793	310,396,680	310,396,680

(1)	If YDME Beijing and Beijing GP had not had any preferential tax rate or tax holiday, our basic and diluted earnings per share for the following periods would have been reduced as follows:

	Year ended March 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Earnings per share
Basic	0.05	0.06	0.26	0.04
Diluted	0.05	0.05	0.22	0.03

(2)	Each ADS represents 10 ordinary shares.

	March 31,
	2007	2008	2008
	RMB	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash	1,173,640	682,679	97,359
Working capital(3)	764,090	671,990	95,834
Goodwill and intangible assets	1,565,362	1,550,447	221,113
Total assets	3,192,228	2,931,804	418,112
Convertible notes	1,158,480	1,051,800	150,000
Payables and deferred credit related to FISH acquisition(4)	530,598	65,793	9,383
Total liabilities	1,906,489	1,409,043	200,947
Total shareholders’ equity	1,285,739	1,522,761	217,165

(3)	Working capital is calculated using current assets minus current liabilities.
(4)	Payables and deferred credit related to FISH acquisition includes both current and non-current portion.

Recent Developments

The following tables set forth our summary interim consolidated statement of income data for the three-month periods ended June 30, 2007 and 2008 and our summary consolidated balance sheet data as of March 31, 2008 and June 30, 2008. The summary consolidated balance sheet data as of March 31, 2008 has been derived from our audited consolidated balance sheet as of March 31, 2008, which was included in our Annual Report on Form 20-F for the fiscal year ended March 31, 2008. The summary interim consolidated statement of income data (other than the per ADS data) for the three-month periods ended June 30, 2007 and 2008 and the summary interim consolidated balance sheet data as of June 30, 2008, have been derived from our unaudited condensed consolidated interim financial statements as of June 30, 2008 and for the three-month periods ended June 30, 2007 and 2008, which are not included or incorporated by reference in this prospectus supplement. Such unaudited condensed consolidated interim financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair presentation of our financial position and operating results for the periods. You should read the following financial information together with our audited financial statements and the related notes as well as “Item 5—Operating and Financial Review and Prospects” included in our Annual Report on Form 20-F for the fiscal year ended March 31, 2008. Our historical results are not necessarily indicative of our results expected for any future periods.

	Three months ended June 30,
	2007	2008
	RMB	RMB
	(in thousands except for number of shares, per share and per ADS data)
Summary Interim Condensed Consolidated Statement of Income Data:
Revenues:
ECLIA system	79,051	111,718
FISH imaging system	14,442	50,334
HIFU therapy system	57,997	64,707

Total revenues	151,490	226,759

Gross profit	87,126	156,697

Operating expenses:
Research and development	(9,779)	(10,529)
Sales and marketing	(5,755)	(12,749)
General and administrative	(13,946)	(26,198)

Total operating expenses	(29,480)	(49,476)

Operating income	57,646	107,221

Other expense, net	(4,896)	(8,131)
Earnings before income taxes	52,750	99,090

Income tax expense	(7,927)	(18,826)

Net income	44,823	80,264
Earnings per share(1)
—Basic	0.17	0.31
—Diluted	0.17	0.29
Earnings per ADS(2)
—Basic	1.71	3.06
—Diluted	1.70	2.91
Dividend declared per share	0.30	0.32
Weighted average number of shares outstanding
—Basic	261,963,081	262,429,741
—Diluted	263,172,139	313,107,877

(1)	If YDME Beijing and Beijing GP had not had any preferential tax rate or tax holiday, our basic and diluted earnings per share for the following periods would have been reduced as follows:

	Three months ended June 30,
	2007	2008
	RMB	RMB
Earnings per share
Basic	0.02	0.04
Diluted	0.02	0.03

(2)	Each ADS represents 10 ordinary shares.

	March 31, 2008	June 30, 2008
	RMB	RMB
	(in thousands)
Summary Consolidated Balance Sheet Data:
Assets
Current assets:
Cash	682,679	780,948
Trade accounts receivable	289,751	302,073
Other current assets	55,679	63,291
Total current assets	1,028,109	1,146,312

Property, plant and equipment, net	164,499	161,494
Intangible assets, net	1,541,793	1,493,952
Prepayments and other receivables	154,264	150,900
Other non-current assets costs	43,139	40,676
Total assets	2,931,804	2,993,334

Liabilities
Current liabilities:
Accounts payable	48,040	57,697
Accrued liabilities and other payables	238,580	225,059
Income taxes payable	69,499	74,013
Dividend payable	—	86,809
Total current liabilities	356,119	443,578

Convertible notes	1,051,800	1,028,865
Deferred income taxes	1,124	1,744
Total liabilities	1,409,043	1,474,187

Shareholders’ equity
Ordinary shares	225,473	225,473
Additional paid-in capital	526,264	533,958
Accumulated other comprehensive loss	(48,046)	(52,809)
Retained earnings	819,070	812,525
Total shareholders’ equity	1,522,761	1,519,147
Total liabilities and shareholders’ equity	2,931,804	2,993,334

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

Revenues. Our revenues increased by 49.7% to RMB226.8 million in the three months ended June 30, 2008 from RMB151.5 million in the three months ended June 30, 2007. The increase was primarily due to an increase in sales of our ECLIA reagents and FISH probes and, to a less extent, an increase in sales of our HIFU therapy system.

•

Our revenues from sales of the ECLIA system increased by 41.3% to RMB111.7 million in the three months ended June 30, 2008 from RMB79.1 million in the three months ended June 30, 2007. The increase was primarily due to the increasing usage of our ECLIA technology by hospitals as well as the expanded installed base of our ECLIA analyzers, both of which resulted in increased sales of ECLIA reagents.

•

Our revenues from sales of the FISH products increased significantly to RMB50.3 million in the three months ended June 30, 2008 from RMB14.4 million in the three months ended June 30, 2007. The increase was primarily due to a substantial increase in sales of FISH probes. We commenced sales of FISH products in June 2007. As of June 30, 2008, over 200 large hospitals in China were using our FISH probes.

•

Our revenue from sales of the HIFU tumor therapy system increased by 11.6% to RMB64.7 million in the three months ended June 30, 2008 from RMB58.0 million in the three months ended June 30, 2007. The increase was driven primarily by increases in units sold. Sales of our HIFU therapy system are seasonal, and our first and second fiscal quarters, which are the quarters ending June 30 and September 30, respectively, have historically been weaker due to the budget cycles of hospitals in China.

Cost of revenue and gross margin. Our gross margin increased to 69.1% in the three months ended June 30, 2008 from 57.5% in the three months ended June 30, 2007. The increase in gross margin was primarily because a higher portion of our revenues was generated from sales of ECLIA reagents and FISH probes, both of which have higher gross margin.

Operating expenses. Our operating expenses increased by 67.8% to RMB49.5 million in the three months ended June 30, 2008 from RMB29.5 million in the three months ended June 30, 2007. The increase was primarily due to increases in general and administrative expenses and sales and marketing expenses.

•

Our research and development expenses increased to RMB10.5 million in the three months ended June 30, 2008 from RMB9.8 million in the three months ended June 30, 2007. The increase was primarily due to an increase in research and development expenses on new ECLIA reagents and FISH probes, which was partially offset by a reduction in the HIFU research and development expenses for the period.

•

Our sales and marketing expenses increased significantly to RMB12.7 million in the three months ended June 30, 2008 from RMB5.8 million in the three months ended June 30, 2007. Sales and marketing expenses as a percentage of revenues increased to 5.6% for the three months ended June 30, 2008 from 3.8% for the three months ended June 30, 2007. The increase was primarily due to the expansion of our direct sales force for FISH probes, increased product promotional activities as well as the cost of the ECLIA analyzers we provided to hospitals with certain diagnostic volumes free of charge to promote the sales of our ECLIA reagent kits under our new ECLIA reagent rental program.

•

Our general and administrative expenses increased to RMB26.2 million in the three months ended June 30, 2008 from RMB13.9 million in the three months ended June 30, 2007. General and administrative expenses as a percentage of revenues increased to 11.6% for the three months ended June 30, 2008 from 9.2% for the three months ended June 30, 2007. The increase was primarily due to the increased headcount associated with the expansion of our operation and a significant increase in stock compensation expenses arising from the restricted shares granted in June 2008.

Operating income. As a result of the foregoing, our operating income increased by 86.0% to RMB107.2 million in the three months ended June 30, 2008 from RMB57.6 million in the three months ended June 30, 2007.

Other expenses, net. Our net other expenses increased to RMB8.1 million in the three months ended June 30, 2008 from RMB4.9 million in the three months ended June 30, 2007.

•

Interest income. Interest income decreased by 54.0% to RMB4.0 million in the three months ended June 30, 2008 from RMB8.7 million in the three months ended June 30, 2007. The decrease was primarily due to lower average cash balances as a result of the payments for the acquisition of FISH technology and other acquisitions and a decrease in interest rate for US dollar bank deposits. The decrease was partially offset by an increase in interest rate for RMB bank deposits.

•

Interest expense. Our interest expense includes interest paid our outstanding US$150.0 million principal amount of 3.5% convertible senior subordinated notes due 2011, the amortization of the issuance cost for the 3.5% convertible senior subordinated notes due 2011 and other interest expense. Our total interest expense decreased by 11.4% to RMB12.1 million for the three months ended June 30, 2008 from RMB13.7 million in the three months ended June 30, 2007. Other interest expense of RMB1.1 million for the three months ended June 30, 2008 primarily represented the imputed interest related to the final payment of US$10.0 million for our FISH acquisition due in March 2009.

Income tax expense. Income tax expense increased significantly to RMB18.8 million in the three months ended June 30, 2008 from RMB7.9 million in the three months ended June 30, 2007. Our effective tax rate increased to 19.0% in the three months ended June 30, 2008 from 15.0% for in three months ended June 30, 2007 due to the PRC Enterprise Income Tax Law, or the EIT Law, and the implementation regulations for the EIT Law issued by the PRC State Council, which became effective as of January 1, 2008. The EIT Law established a single unified 25% income tax rate for most companies with some exceptions allowing preferential income tax rates, including a 15% income tax rate available to qualified hi-tech enterprises. We will apply for the certification as high-tech enterprises for preferential tax treatment once the relevant government authorities commence formal acceptance of such applications. Before we qualify for such preferential tax treatment, we are required to pay income tax in accordance with the transitional income tax arrangement under which the income tax rate is 18% in 2008 and 20% in 2009. We believe that we meet the criteria of hi-tech enterprise for preferential tax treatment under the EIT Law and will be ready to make the relevant application when the government authorities commence the process.

Net income. As a result of the foregoing, our net income increased by 79.1% to RMB80.3 million in the three months ended June 30, 2008 from RMB44.8 million in the three months ended June 30, 2007.

Other Information

For the three months ended June 30, 2008, net cash provided by operating activities was RMB115.8 million, while net cash used in investment activities was RMB16.9 million. There was no cash provided or used in financing activities for the three months ended June 30, 2008. The accounts receivable turnover days decreased to 110 days in the three months ended June 30, 2008 from 114 days in the three months ended March 31, 2008.

RISK FACTORS

Please see the factors set forth under the heading “Item 3. Key Information—D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, and, if applicable, in any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being an exempted Cayman Islands company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system; the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Our business is primarily conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System located at 111 Eight Avenue, 13th Floor, New York, New York 10011, as our agent upon whom process may be served in any action brought against us under the federal securities laws of the United States or the securities laws of any state of the United States.

Walkers, our counsel as to Cayman Islands Law, have advised that there is no statutory mechanism by which a judgment obtained in the United States courts can be recognized or enforced in the Cayman Islands. At common law, a foreign judgment which is in personam (a judgment against a person or other legal entity such as a company) may be recognized if:

(1) the judgment debtor was, at the time the foreign proceedings were instituted, present in the foreign country (which could be presence thought an agent or representative office);

(2) the judgment debtor was plaintiff, or counter-claimed, in the proceedings in the foreign country;

(3) the judgment debtor, being a defendant in the foreign court, voluntarily submitted to the jurisdiction of that court by participating in the foreign proceedings; or

(4) if the judgment debtor had, before the commencement of the foreign proceedings agreed, in respect of the subject matter of the proceedings, to submit to the jurisdiction of that court or the courts of that country.

The Cayman Islands court must also be satisfied that: the judgment is for a fixed sum; the judgment was not obtained by fraud; the proceedings in which the judgment was obtained were not contrary to natural justice and the judgment is final and conclusive on the merits. The usual procedure for enforcement of a foreign judgment is to commence proceedings on the judgment as a common law debt.

Walkers has further advised us that the courts of the Cayman Islands would not entertain original actions brought in the Cayman Islands against us or our directors or officers which only relate to the securities laws of the

United States or any state in the United States. An original action brought in the Cayman Islands must give rise to a cause of action in the Cayman Islands (whether pursuant to Cayman Islands statutes or the common law).

However, there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

A final and conclusive judgment in the federal or state courts of the United States under which a fixed or ascertained sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as debt in the courts of the Cayman Islands under common law. The civil liability provisions of United States federal and state securities law generally permit punitive damages against us. It is uncertain whether a judgment obtained from a United States court under the civil liability provisions of United States federal or state securities laws would be regarded by Cayman Islands courts as penal or punitive in nature. Such a determination has yet to be made by any Cayman Islands court.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. If there are no treaties or reciprocity arrangements between the PRC and a foreign jurisdiction where a judgment is rendered, according to PRC Civil Procedures Law, matters relating to the recognition and enforcement of the foreign judgment in the PRC may be resolved through diplomatic channels. The PRC does not have any treaties or other arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is generally difficult to enforce in the PRC a judgment rendered by a United States or Cayman Islands court.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the period indicated. The ratios are calculated by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges and fixed charges consist of interest expense and amortization of the issuance costs of the US$150.0 million principal amount of 3.5% convertible senior subordinated notes due 2011.

	Year Ended March 31,					Three Months ended June 30, 2008
	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges	595	26,060	*	18	9	9

*	The ratio of earnings to fixed charges for the year ended March 31, 2006 is not applicable because there was no fixed charge incurred for the fiscal year.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	ordinary shares, including ordinary shares represented by ADSs;

•	preferred shares;

•	debt securities; and

•	warrants to purchase debt securities, ordinary shares, preferred shares or ADSs.

We will set forth in the applicable prospectus supplement a description of the preferred shares, debt securities and warrants, and, in certain cases, the ordinary shares (including ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of 500,000,000 ordinary shares, par value US$0.10. As of August 11, 2008, there were 274,066,661 ordinary shares issued and outstanding.

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law (as amended) of the Cayman Islands, or the Companies Law.

Voting Rights

Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any shareholder present in person or by proxy.

A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least ten percent of our ordinary shares. Advance notice of at least seven days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution will be required for important matters such as a change of name or making changes to our second amended and restated memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

•	the ordinary shares transferred are free of any lien in favor of us.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our second amended and restated articles of association.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited consolidated financial statements.

Changes in Capital

We may from time to time by ordinary resolutions:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•

sub-divide our existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Differences in Corporate Law

General

The Companies Law is modeled after English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted (within four months) by holders of 90.0% of the shares affected, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the company itself will normally be the proper plaintiff in actions against directors, and derivative actions may not generally be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties

Under the Delaware General Corporate Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self- dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third-party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our second amended and restated articles of association, provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Cayman Islands law and our second amended and restated articles of association, allow our shareholders holding not less than 10 per cent of the paid up voting share capital of the Company to requisition a shareholder’s meeting. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings. However, our second amended and restated articles of association require us to call such meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our second amended and restated articles of association does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our second amended and restated articles of association, directors can be removed with cause, but only by the vote of holders of two-thirds of our shares, cast at a general meeting, or the unanimous written resolution of all shareholders, or upon written notice by the shareholder who nominated such director any time for any reason.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our second amended and restated articles of association, our company may be dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our second amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our second amended and restated memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our second amended and restated memorandum and articles of association permits indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our second amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-Takeover Provisions in the Second Amended and Restated Memorandum and Articles of Association

Some provisions of the second amended and restated memorandum and articles of association to be adopted in connection with this offering may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our second amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our second amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our second amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A., as the depositary under the deposit agreement, will issue the American Depositary Shares representing ordinary shares of par value of US$0.10 per ordinary share of China Medical Technologies, Inc. (incorporated under the laws of Cayman Islands) and its successors, also referred to as ADSs. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” Each ADS will represent 10 ordinary shares (or the right to receive 10 ordinary shares) deposited with Citibank, N.A.—Hong Kong branch, as custodian. Each ADS will also represent securities, cash or other property deposited with the depositary but not distributed to ADS holders. The depositary’s principal office at which the ADSs will be administered is located at 399 Park Ave, New York, New York 10043. A copy of the deposit agreement is on file with the Securities and Exchange Commission, or the SEC, under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549 or from the SEC’s website at www.sec.gov.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

We are providing you with a summary of the deposit agreement. You should read this summary together with the deposit agreement and the form of ADR attached thereto.

Dividends and Distributions

As an ADS holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the ADS holders.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to ADS holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Ordinary Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole numbers of new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by ADS holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the United States securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to ADS holders. If registration under the Securities Act, or other applicable law is required, the depositary will not offer you the rights unless a registration statement covering the distribution of the rights and the underlying securities to all our ADS holders is effective. We are under no obligation to file a registration statement for any of these rights or underlying securities or to endeavor to cause a registration statement to be declared effective.

The depositary will establish procedures to distribute rights to purchase additional ADSs to ADS holders and to enable such ADS holders to exercise such rights only if the depositary determines that it is lawful and reasonably practicable to make the rights available to holders of ADSs, we make timely request that such rights be made available to ADS holders, and we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by ADS holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not lawful and reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional ordinary shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if the depositary determines that it is reasonably practical to make such distribution, we make timely request that such distribution be made available to you, and we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If the depositary determines that it is reasonably practicable to distribute such property to you, if we make timely request that such distribution be made available to you, and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Ordinary Shares

The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by United States and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given, that payment has been made to the depositary of the fees and charges of the depositary for accepting a deposit, issuing ADSs and all taxes and governmental charges and fees payable in connection with such deposit and the transfer of ordinary shares and the issuance of ADSs, and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•

The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities”, as defined in the deposit agreement.

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split-Up of ADRs

As an ADS holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADS holders under the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split-up, you must surrender the ADRs in question to the depositary with your request to have them combined or split-up, and you must pay all applicable fees, charges and expenses payable by ADS holders, under the terms of the deposit agreement, upon a combination or split-up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by United States and Cayman Islands law considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. The depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit. If you surrender a number of ADSs for withdrawal representing other than a whole number of ordinary shares, the depositary will either return the number of ADSs representing any remaining fractional ordinary shares or sell or cause to be sold the fractional ordinary shares represented by the ADSs you surrendered and remit the net proceeds of that sale to you net of fees, expenses, taxes and other governmental charges.

You will have the right to withdraw the securities represented by your ADSs at any time unless:

•

a temporary delay arises because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	you are subject to an undischarged obligation to pay fees, taxes and similar charges.

•	laws or regulations applicable to ADSs or the withdrawal of securities on deposit restrict such withdrawal.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

Voting at our shareholders meetings is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any shareholder present in person or by proxy. In the event of voting by show of hands, the depositary will vote the shares underlying the ADSs in accordance with the voting instructions received from a majority of holders of ADSs that provided timely voting instructions. In the event of poll voting, the depositary will vote the share underlying the ADSs in accordance with the voting instructions it receives from ADS holders. In the event of poll voting, shares underlying the ADSs for which no instructions are received will not be voted by the depositary.

As an ADS holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs as described above. The voting rights of holders of ordinary shares are described in this prospectus under “Description of Share Capital—Voting Rights.”

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions. If the depositary timely receives voting instructions from a holder of ADSs, the depositary will cause the ordinary shares on deposit to be voted as follows: (a) in the event voting takes place at a shareholders’ meeting by show of hands, the depositary will instruct the custodian to vote all ordinary shares on deposit in accordance with the voting instructions received from a majority of the holders of ADSs who provided voting instructions; or (b) in the event voting takes place at a shareholders’ meeting by poll, the depositary will instruct the custodian to vote the ordinary shares on deposit in accordance with the voting instructions received from holders of ADSs. In the event of voting by poll, ordinary shares in respect of which no timely voting instructions have been received will not be voted.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted, except as described above.

Notices and Reports

The depositary will make available for inspection by ADS holders at its principal office any reports and communications, including any proxy soliciting material, received from us, which are both (a) received by the depositary as the holder of the deposited securities, and (b) made generally available to the holders of such deposited securities by us. However, such inspection shall not be for the purpose of communicating with holders of ADSs in the interest of a business matter other than the business of our company, or matters relating to the deposit agreement or the ADSs. The depositary will also, upon our written request, send to the ADS holders copies of such reports when furnished by us under the deposit agreement. Any such reports and communications, including any proxy soliciting material, furnished to the depositary by us will be furnished in English.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees
Issuance of ADSs	Up to US$0.05 per ADS issued

Cancellation of ADSs	Up to US$0.05 per ADS canceled

Distribution of cash dividends or other cash distributions	Up to US$0.02 per ADS held

Distribution of ADSs under stock dividends, other free stock distributions or exercise of rights	Up to US$0.05 per ADS issued

Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per share (or portion thereof) distributed

Depositary Services Fee	Annually up to US$2.00 per 100 ADSs held at the last day of each calendar year, except to the extent of any cash dividend fee(s) charged under the third paragraph above during the applicable calendar year

Transfer of ADRs	US$1.50 per certificate presented for transfer

If the annual depositary services fee is to be charged to owners of ADSs by the depositary, the depositary will invoice and collect such fee, net of any cash dividend fee previously charged to holders of ADSs during the calendar year, from participants in DTC on behalf of owners of ADSs or directly from holders of ADSs (in the case of registered holders of ADSs). In the event such annual depositary services fee is not paid by or on behalf of an ADS holder, the depositary reserves the right to offset the unpaid depositary services fee from any amounts to be subsequently distributed to such ADS holder, including from cash dividends or other distributions.

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in Cayman Islands, (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

•

Fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to the ordinary shares, ordinary shares on deposit, ADSs and ADRs.

We have agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The Depositary shall provide without charge, a copy of its latest fee schedule to anyone upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The depositary may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed, and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs at any time without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or materially prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In either case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

•

For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those ordinary shares on the same terms as prior to the termination. During this six-months period, the depositary will continue to collect all distributions received on the ordinary shares on deposit, but will not register the transfer of ADSs or distribute any property to you until you surrender your ADSs for cancellation.

•

After the expiration of this six-months period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the ADS holders in an unsegregated account without liability for interest for the pro rata benefit of the holders of ADSs who have not surrendered their ADSs. At that point, the depositary will have no further obligations to ADS holders other than to account for the funds then held for the ADS holders still outstanding.

Books of Depositary

The depositary will maintain a record of ADS holders and any reports and communications, including proxy soliciting materials, received from us which are received by the depositary or the custodian or made generally available to the holders of the deposited securities, and the registrar shall keep books for the registration of ADSs at its office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in The City of New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of an ADS, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by an ADS holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to issue ADSs before deposit of the underlying ordinary shares or to deliver ordinary shares before receipt of ADSs for withdrawal of the underlying ordinary shares. Each is called a pre-release transaction. The depositary may engage in a pre-release transaction only under the following conditions:

•	before or at the time of the pre-release transaction, the person to whom the pre-release transaction is being made must represent to the depositary in writing that it or its customer

•	at the time of the pre-release transaction owns the ordinary shares or ADSs to be delivered by him/her/it,

•	assigns all beneficial rights, title and interest in the ordinary shares or ADSs to the depositary,

•	unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such ordinary shares or ADSs, and

•	agrees to any additional restrictions or requirements that the depositary deems appropriate;

•	the pre-release transaction must be fully collateralized with cash, U.S. Government Securities or other collateral that the depositary considers appropriate;

•	the depositary must be able to close out the pre-release transaction on not more than five business days’ notice; and

•	the pre-release transaction will be subject to further indemnities and credit regulations as the depositary deems appropriate.

In addition, the depositary will limit the number of ADSs to 30% of the ADSs outstanding at any one time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may be required to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency without liability for interest for the applicable holders.

The Custodian

The depositary has agreed with the custodian that the custodian will receive and hold the deposited securities for the account of the depositary in accordance with the deposit agreement. If the custodian resigns or is discharged form its duties under the deposit agreement, the depositary will appoint a successor custodian. If the depositary resigns or is discharged from its duties under the deposit agreement, the custodian will continue to act as custodian and will be obligated to comply with the direction of the successor depositary.

Governing Law

The deposit agreement is governed by the laws of the State of New York. We and the depositary have agreed that the federal or state courts in The City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between us that may arise out of or in connection with the deposit agreement. We also submitted to the jurisdiction of these courts and we have appointed an agent for service of process in The City of New York.

UNDERWRITING

We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or a selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

LEGAL MATTERS

Certain legal matters with respect to U.S. federal and New York State law will be passed upon for us by Simpson Thacher & Bartlett LLP. The validity of the ordinary shares will be passed upon for us by Walkers.

EXPERTS

The consolidated financial statements of China Medical Technologies, Inc. and its subsidiaries (the “Company”) as of March 31, 2007 and 2008 and for each of the years in the three-year period ended March 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the March 31, 2007 and 2008 consolidated financial statements refers to a change in the method of accounting for employee share-based arrangements as required by Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment”, effective April 1, 2006.

The audit report on the effectiveness of internal control over financial reporting as of March 31, 2008, contains an explanatory paragraph that states the Company acquired Beijing Bio-Ekon Biotechnology Co., Ltd. during the year ended March 31, 2008 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2008, Beijing Bio-Ekon Biotechnology Co., Ltd.’s internal control over financial reporting associated with total assets of RMB233,408,000 and total revenues of RMB4,765,000 included in the consolidated financial statements of the Company as of and for the year ended March 31, 2008, and our audit of the Company’s internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of Beijing Bio-Ekon Biotechnology Co., Ltd.

The offices of KPMG are located at 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law and Article 139 of the Registrant’s amended and restated memorandum and articles of association provide that the Registrant may indemnify its directors and officers acting in relation to any of its affairs against any liability incurred by them by reason of the execution of their duties as a Director or Officer, except if such liability arose through dishonesty, fraud or default of such Director or Officer.

The Registrant has entered into indemnification agreements with each of its directors and officers under which the Registrant indemnifies them to the fullest extent permitted by Cayman Islands law, its articles of association and other applicable law, from and against all expenses and liabilities arising from any proceeding to which the indemnitee is or was a party, except expenses and liabilities, if any, incurred or sustained by or through the indemnitee’s own intentional misconduct.

Any underwriting agreement entered into in connection with an offering of securities will also provide for indemnification of us and our officers and directors in certain cases.

ITEM 9.	EXHIBITS

The Exhibits listed below are filed as a part of, or incorporated by reference into, this Registration Statement.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement

4.1**	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2**	Registrant’s Specimen Certificate for Ordinary Shares

4.3**	Deposit Agreement, dated as of August 9, 2005 among the Registrant, the depositary and holders and beneficial owners of the American Depositary Shares issued thereunder

4.4	Form of Indenture

4.5*	Form of Note

4.6*	Form of Warrant

4.7*	Form of Warrant Agreement

5.1	Opinion of Walkers regarding the validity of ordinary shares

5.2	Opinion of Simpson Thacher & Bartlett LLP

23.1	Consent of KPMG

23.2	Consent of Walkers (included in Exhibit 5.1)

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.2)

24.1	Powers of Attorney (included on signature page of Part II of this Registration Statement)

25.1	Statement of eligibility of trustee on form T-1 of the Trustee under the Indenture

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and incorporated herein by reference.
**	Previously filed with the Registrant’s registration statement on Form F-1 (File No. 333-126630).

ITEM 10.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),

(vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on August 11, 2008.

CHINA MEDICAL TECHNOLOGIES, INC

By:	/s/ XIAODONG WU
Name:	Xiaodong Wu
Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Takyung (Sam) Tsang as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on August 11, 2008.

Signature	Title(s)

/s/ XIAODONG WU Xiaodong Wu	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

/s/ IAIN FERGUSON BRUCE Iain Ferguson Bruce	Director

/s/ LAWRENCE A. CRUM Lawrence A. Crum	Director

/s/ YUEDONG LI Yuedong Li	Director

/s/ GUOMING QI Guoming Qi	Director

/s/ TAKYUNG (SAM) TSANG Takyung (Sam) Tsang	Director and Chief Financial Officer (principal financial and accounting officer)

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of China Medical Technologies, Inc., has signed this registration statement or amendment thereto in Newark, Delaware, on August 11, 2008.

Puglisi & Associates

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director